Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Initiates AZ-001 Phase IIb Clinical Trial
in Patients with Migraine Headaches
Palo Alto, California — June 6, 2006 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has initiated a Phase IIb clinical trial with AZ-001 (Staccato™ prochlorperazine) in patients with migraine headaches. AZ-001 is an inhalation product candidate being developed for the acute treatment of migraine headaches.
The Phase IIb clinical trial is an outpatient, multi-center, randomized, double-blind, single-dose, placebo-controlled study in approximately 400 migraine patients with or without aura. Four doses will be evaluated in the clinical trial, placebo and three doses of AZ-001 (5, 7.5 and 10 mg). Using the International Headache Society (IHS) 4-point rating scale, the primary efficacy endpoint for the trial is headache pain relief at 2 hours post-dose. Secondary efficacy endpoints for the trial include pain relief and other symptom assessments at various time points. Safety evaluations will also be made throughout the clinical trial period.
“This clinical trial with AZ-001 in migraine patients is our first study with a Staccato product candidate in a non-clinical setting,” said Thomas B. King, Alexza President and CEO. “We believe the potential value of the non-invasive nature and rapid onset of pharmacological action provided by our Staccato system is well-suited for migraine pain relief in the outpatient setting. Data from this important clinical trial will guide us in our future development of AZ-001 for the treatment of migraine headaches.”
About Acute Migraine Headaches
According to the National Headache Foundation, approximately 13 million people in the United States have been diagnosed with migraine headaches. Acute migraine headaches occur often, averaging one to four times a month. The Company believes that many migraine patients desire to find faster-acting and more predictable therapies for the treatment of their migraine headaches.
About AZ-001 (Staccato prochlorperazine)
AZ-001 combines Alexza’s proprietary Staccato system with prochlorperazine, a drug belonging to the class of compounds known as phenothiazines. Prochlorperazine is currently approved in the United States for the treatment of several indications, including nausea and vomiting. In several published clinical studies, 10 mg of prochlorperazine administered intravenously demonstrated effective relief of migraine pain. The Company believes that AZ-001 could potentially result in a speed of therapeutic onset advantage over oral tablets, and a convenience and comfort advantage over injections.

About Alexza Pharmaceuticals
Alexza Pharmaceuticals is an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato™ system, vaporizes unformulated drug compound to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has four product candidates in clinical development; AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-004 (Staccato loxapine) for the treatment of acute agitation in patients with schizophrenia and AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain.
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-001. Any statement describing Alexza’s goals, expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk, forward looking statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs that are intended to be safe and effective for use as therapeutics. Alexza’s forward-looking statements also involve assumptions that, if they do not materialize or prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These statements are based only on facts and factors currently known by Alexza. As a result, investors are cautioned not to rely on these forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in Alexza’s prospectus dated March 8, 2006 and its Quarterly Report on Form 10-Q for the period ended March 31,2006, including the risks under the headings “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them”.

CONTACT:	Thomas B. King President & CEO 650.687.3900 tking@alexza.com